 EXHIBIT 99.1

Cleco Corporation
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318 484-7400
www.cleco.com

NEWS RELEASE

Investor Contacts:
Cleco Corporation:	Analyst Inquiries:	Media Contact:
Kathleen F. Nolen	Dresner Companies	Cleco Corporation:
(318) 484-7687	Kristine Walczak	Michael Burns
Rodney Hamilton	(312) 726-3600	(318) 484-7663
(318) 484-7593

 For Immediate Release

 Cleco Corp. Posts 2005 First-Quarter Earnings of $0.18 per Share

PINEVILLE, La., May 3, 2005 - Cleco Corp. (NYSE: CNL) today reported first-quarter earnings of $0.18 per diluted share, down from the $0.27 per share recorded in the first quarter of 2004.

Unseasonably mild weather and higher operating expenses at Cleco Power were the primary causes of the drop in earnings.  Cleco Midstream's earnings were up slightly from a year ago largely due to the absence of the 2004 first-quarter loss from Perryville of $0.03 per diluted share. Corporate expenses remained relatively flat compared to the same period of 2004.

Consolidated Diluted Earnings Per Share Allocated to Subsidiaries
	Diluted EPS
	Three Months Ended March 31,

Subsidiary	2005	2004
Cleco Power LLC	$0.15	$0.25
Cleco Midstream Resources LLC	0.06	0.05
Corporate and Other[1]	(0.03)	(0.03)
Earnings applicable to common stock	$0.18	$0.27

"Weather and expenses hurt our financial performance during the first quarter, but we've made significant progress in a number of other areas," President and CEO David Eppler said. "The sale of our Perryville plant to Entergy Louisiana, Inc. received state regulators' approval on April 20, which should be one of the last major regulatory hurdles to completing the transaction. We also reached an agreement in principle to settle our claims against Mirant in its bankruptcy proceedings.

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1  Includes dividends on preferred stock

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The result of our 2004 RFP process has yielded a portfolio consisting of one solid-fuel, self-build option and a power purchase contract, which we'll present to the Louisiana Public Service Commission this summer.  In the meantime, we're continuing to build our competitive edge in customer service. Just last month the nation's retail chains named Cleco Power one of the five best utilities in overall customer service during 2004. It's the fourth national award we've won in the last three years from Edison Electric Institute.

"The customer service award supports our strong customer satisfaction ratings. We consistently beat the Louisiana average in the very satisfied customer category and have for several years," Eppler said. "Even with our solid performance, however, we still believe there is room for improvement. We are moving decision making down to the local level, which will enhance our customer service and help support high levels of customer satisfaction."

Major Reconciling Items for First-Quarter EPS 2005 vs. 2004:

$0.27	2004 First-Quarter Diluted EPS

(0.02)	Lower Cleco Power nonfuel revenue, net of customer refund accrual
0.02	Higher Cleco Power fuel surcharge
(0.10)	Higher Cleco Power nonfuel expenses
(0.02)	Higher Cleco Midstream expenses
0.03	Lower Perryville operating loss
$0.18	2005 First-Quarter Diluted EPS

Cleco Power LLC

 Cleco Power posted 2005 first-quarter earnings of $0.15 per share, $0.10 per share lower than the same period of 2004.

Nonfuel revenue from customer sales decreased by $0.02 per share in the quarter-to-quarter comparison, net of reserves for customer refunds. Unusually warm winter weather caused a 4 percent decrease in residential kilowatt-hour sales. Heating degree-days were down 20 percent compared to the first quarter of 2004 and 28 percent below normal first-quarter levels. In addition, revenue was down slightly due to the May 2004 expiration of a municipal contract. Partially offsetting the decrease was a fuel surcharge associated with fuel transportation charges that added $0.02 per share to earnings.

(Million kWh)	For the three months ended March 31,
	2005	2004	Change
Electric Sales
Residential	790	822	(3.9)%
Commercial	406	406	-
Industrial	681	660	3.2%
Other retail	136	134	1.5%
Unbilled	(93)	(82)	(13.4)%
Total retail	1,920	1,940	(1.0)%
Sales for resale	140	187	(25.1)%
Total retail and wholesale customer sales	2,060	2,127	(3.2)%

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Nonfuel expenses for Cleco Power were $0.10 per share higher in the first quarter of 2005 than in the same period of 2004.  Operations expenses were up $0.06 per share.  Of that increase, incentive compensation was up $0.04 per share, most of which was a reversal of accrued expenses in the first quarter of 2004 based on the revised estimate of the plan's payout.  In addition, $0.01 per share of the increase was higher payroll expenses, and another $0.01 per share was higher miscellaneous operating expenses.

Also, expenses associated with generation and transmission maintenance led to $0.02 per share in higher costs. Depreciation increased $0.01 per share because of additions to capital assets, and other, net expenses increased $0.01 per share for the quarter compared to the first three months of 2004.

Cleco Midstream Resources LLC

Cleco Midstream earned $0.06 per share for the first quarter of 2005, $0.01 per share more than the first quarter of 2004.

Earnings from the Acadia project were flat at $0.06 per share in quarter-to-quarter comparisons. Evangeline's earnings of $0.02 per share were also the same as the first three months of 2004.

Perryville was deconsolidated from Cleco Corp. financial statements with its Jan. 28, 2004, bankruptcy filing. Prior to the filing, Perryville posted a $0.03 per share loss for the first quarter of 2004. The absence of that loss improved Cleco Midstream's performance by $0.03 per share for the first quarter of 2005.

For the first three months of 2005, Perryville posted a loss of $1.8 million that was not included in the corporation's financial results. That compares with the $0.9 million loss in the first quarter of 2004 following Perryville's deconsolidation. One reason for the higher loss is the first quarter of 2005 results reflect a full three months while the loss recorded in the first quarter of 2004 was from Jan. 28, 2004, through March 31, 2004. In addition, higher interest expense adversely affected Perryville results during the first three months of 2005.

Partially offsetting the lack of a Perryville loss in the first quarter of 2005 was $0.02 per share increase in expenses, primarily compensation benefits and higher professional fees.

Other

Corporate and other expenses in the first quarter of 2005 were $0.03 per share, comparable to expenses during the first quarter of 2004.

Management Changes

Eppler previously has announced his intention to retire at midyear. Cleco's board of directors announced plans to name Mike Madison as the corporation's new president and chief executive officer on May 5. In addition, the board plans to name Dilek Samil as president of Cleco Power. She has been serving as executive vice president and chief financial officer. Also, the board intends to appoint Kathleen Nolen, who currently serves as treasurer, as Cleco's new CFO.

"I'm leaving the company in good hands," Eppler said. "Cleco's management team is experienced and highly capable of implementing our strategy of growing the company by building on our regulated utility. Mike has

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more than 30 years of experience in the industry. He's been involved in virtually every area of the utility business and has a broad range of knowledge.

"Dilek's strong finance and regulatory experience will be an asset as we make our generation portfolio recommendations to the LPSC," Eppler said. "Along with her experience in finance, Kathleen has gained extensive knowledge about Cleco operations during her more than 20 years with the company, which will serve her well in her new role."

Perryville Sale Proceeding

"With the LPSC's April 20 approval of the transaction, we anticipate being able to close the sale of Perryville to Entergy Louisiana, Inc. by the third quarter, although the LPSC's order is still subject to rehearing requests or legal appeals by intervenors," Eppler said. Entergy Louisiana is buying the plant for $162 million, according to the terms of the restructured agreement. Cleco Corp. will retain ownership of the transmission interconnection equipment valued at approximately $8 million. Entergy will operate and maintain the transmission equipment.

Settlement of Mirant Claims

"We have reached an agreement in principle to settle our claim against Mirant for terminating its tolling agreement with Perryville. The preliminary agreement, which needs approval of both the Mirant and Perryville bankruptcy courts, sets our damages at $207 million," Eppler said. "The timing of the settlement is still uncertain, although Mirant has said it expects to emerge from bankruptcy during the third quarter."

Cleco Power RFP Near Completion

"One of our self-build options - a solid-fuel project - was proven competitive through our long-term RFP process, and we're now focused on further refining that project in order to submit it as part of our proposal to the LPSC this summer.  We're also negotiating a power purchase contract that we intend to take to the commission for approval.

"We've been working closely with the independent monitor overseeing our RFPs as well as the LPSC staff throughout the entire process," Eppler said. "Our objective is to lower our customers' fuel costs and provide more stable prices.  One way to reach that goal is to increase the diversity of our fuel portfolio.  In addition, we're ready to short-list bidders in our RFP for short-term proposals for 2006."

Credit Facilities Renewed

On April 25, Cleco Corp. and Cleco Power finalized renewal of credit facilities totaling $275 million. "Cleco Corp.'s facility is $150 million and Cleco Power's credit facility is $125 million. Both facilities have five-year terms. The new facilities not only lower our costs but reduce our refinancing risk and maintain our liquidity for the next several years," Eppler said.

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Acadia-Calpine Dispute

Calpine Energy Services (CES) has notified Acadia Power Partners (APP) -- the joint venture between Cleco Midstream and Calpine that owns the 1,160-megawatt Acadia plant -- CES intends to pursue binding arbitration. CES claims that transmission constraints have limited its ability to sell capacity and energy to the wholesale market. APP contends transmission risk is the responsibility of the toller. CES continued to make required payments through April.

2005 Earnings Guidance Unchanged

"Despite the mild weather we've experienced, we think it's too early in the year to change our guidance from the $1.35 to $1.40 per share we originally set. However, Mike and his team will periodically reassess the target as the year progresses," Eppler said. The target does not include the impact of Perryville-related transactions. It also assumes normal weather patterns, continuation of our current rate plan through the end of the year, and the continued performance of tolling agreements at Acadia and Evangeline.

Cleco management will discuss the company's 2005 first-quarter results during a conference call scheduled for 11 a.m. EDT (10 a.m. CDT) Wednesday, May 4, 2005.  The call will be broadcast live on the Internet, and replays will be available for 12 months.  Investors may access the webcast through the company's Web site at www.cleco.com by selecting "For Investors" and then "1st Quarter 2005 Earnings Conference Call."

Cleco's businesses referred to in this news release are:

Cleco Power LLC
Cleco Midstream Resources LLC Perryville Energy Partners, LLC; Perryville Energy Holdings, LLC
Other (Cleco Corporation; Cleco Support Group LLC, Cleco Innovations LLC; CLE Resources, Inc.)

 Cleco Corp. is a regional energy provider headquartered in Pineville, La.  It operates a regulated electric utility that serves 265,000 customers across Louisiana.  Cleco also operates a wholesale energy business that has approximately 2,100 megawatts of generating capacity, including the 718-megawatt Perryville plant. Perryville's sale to Entergy Louisiana, Inc. is pending.  For more information about Cleco, visit www.cleco.com.

Financial tables follow:

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CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (UNAUDITED)
For the three months ended March 31	2005	2004

Operating revenue
Electric operations	$ 162,831	$ 149,379
Tolling operations	-	10,255
Other operations	7,151	6,905
Intercompany revenue	2,352	831
Gross operating revenue	172,334	167,370
Electric customer credits	(218)	(721)
Operating revenue, net	172,116	166,649
Operating expenses
Fuel used for electric generation	48,748	30,143
Power purchased for utility customers	50,514	55,109
Other operations	22,376	19,488
Maintenance	9,471	8,608
Depreciation	14,771	16,210
Taxes other than income taxes	10,428	9,981
Total operating expenses	156,308	139,539
Operating income	15,808	27,110
Interest income	966	374
Allowance for other funds used during construction	948	842
Equity income from investees	9,919	8,658
Other income	293	94
Other expense	(562)	(474)
Income before interest charges	27,372	36,604
Interest charges
Interest charges, including amortization of debt expenses, premium and discount, net of capitalized interest	12,118	17,918
Allowance for borrowed funds used during construction	(316)	(282)
Total interest charges	11,802	17,636
Income from continuing operations before income taxes	15,570	18,968
Federal and state income tax expense	5,995	5,530
Income from continuing operations	9,575	13,438
Discontinued operations
(Loss) income from discontinued operations, net of tax	(134)	158
Net income	9,441	13,596
Preferred dividends requirements, net	475	499
Net income applicable to common stock	$ 8,966	$ 13,097

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CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Continued) (Thousands, except share and per share amounts) (UNAUDITED)
For the three months ended March 31	2005	2004

Average shares of common stock outstanding
Basic	49,292,849	46,916,535
Diluted	49,373,623	46,985,106

Basic earnings per share
From continuing operations	$0.18	$ 0.27
From discontinued operations	-	-
Net income applicable to common stock	$0.18	$ 0.27

Diluted earnings per share
From continuing operations	$0.18	$ 0.27
From discontinued operations	-	-
Net income applicable to common stock	$0.18	$ 0.27

Cash dividends paid per share of common stock	$0.225	$ 0.225

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CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands, except share and per share amounts) (UNAUDITED)
	At March 31, 2005	At Dec. 31, 2004

Assets
Current assets
Cash and cash equivalents	$ 109,425	$ 123,787
Account receivable, net	57,521	60,306
Other current assets	88,652	103,673
Total current assets	255,598	287,766
Property, plant and equipment, net	1,064,284	1,060,045
Equity investment in investees	310,829	314,284
Prepayments, deferred charges and other	174,175	174,968
Total assets	$1,804,886	$1,837,063

Liabilities
Current liabilities
Short-term debt	$ 125,000	$ 160,000
Accounts payable	49,097	75,770
Other current liabilities	98,613	101,907
Total current liabilities	272,710	337,677
Deferred credits and other liabilities	493,804	487,770
Long-term debt, net	475,567	450,552
Total liabilities	1,242,081	1,275,999
Shareholders' equity
Preferred stock	20,278	19,226
Common stock	545,810	545,106
Other comprehensive income	(3,283)	(3,268)
Total shareholders' equity	562,805	561,064
Total liabilities and shareholders' equity	$1,804,886	$1,837,063

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Please note:  In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances with respect to which there are many risks and uncertainties, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power's and Midstream's facilities, the financial condition of the company's tolling agreement counterparties, the performance of the tolling agreements by such counterparties, the completion of the pending sale of the Perryville plant, the outcome of any arbitration proceedings relating to CES' dispute with APP under the Acadia tolling agreements, and the other risks and uncertainties more fully described in the company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.  Actual results may differ materially from those indicated in such forward-looking statements.

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